Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
July 17, 2014
Magnum Hunter Resources Corporation
777 Post Oak Blvd, Suite 650
Houston, TX 77056
Dear Sirs/Madams:
As independent petroleum consultants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-174879) and Form S-8 (Nos. 333-168802, 333-169814, 333-171168, 333-177488 and 333-186674) of Magnum Hunter Resources Corporation, and in each of the prospectuses and any amendment thereof, of (i) information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of December 31, 2013; (ii) information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of June 30, 2013; and (iii) and to the inclusion of our report, in the form and context in which it appears, in this Annual Report on Form 10-K and to all references to our firm included in the Annual Report.
Very truly yours,

W. Todd Broker, P.E.
Senior Vice President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm (F-693)